EX-99.23(e)(4)

                         AMENDED DISTRIBUTION AGREEMENT

This Agreement is executed on February 7, 2007 by and between JNL Investors Series Trust (the "Trust") and Jackson National Life Distributors, LLC ("JNLD") and, as provided in Section 15 below, shall become effective on the effective date of the registration statement of the Trust on Form N-1A (the "Registration Statement"), as amended from time to time under the Investment Company Act of 1940, as amended (the "1940 Act").'

WHEREAS, the Trust is an open-end, management investment company registered under the 1940 Act; and

WHEREAS, the Trust is authorized to issue shares of beneficial interest ("Shares") in separate funds (the "Funds") with each such Fund representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act, whereby a Fund may issue one or more classes of Shares; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a Distribution Plan for Class A Shares of the Funds, (the "Class A Distribution Plan") under which, subject to and in accordance with the terms thereof, the Trust may use assets of Class A Shares of the Funds to reimburse (1) certain distribution expenses that are intended to result in the sale of such Class A Shares of the Funds and (2) certain shareholder and administrative service expenses; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a Distribution Plan for Class C Shares Funds (the "Class C Distribution Plan"), under which, subject to and in accordance with the terms thereof, the Trust may use assets of Class C Shares of the Funds to reimburse (1) certain distribution expenses that are intended to result in the sale of such Class C Shares of the Funds and (2) certain shareholder and administrative service expenses; and

WHEREAS, in furtherance of the purposes of Class A Distribution Plan and Class C Distribution Plan (collectively, the "Distribution Plans"), the Trust wishes to enter into a distribution agreement with JNLD with respect to the Funds listed in the current prospectus(es), which may from time to time be amended; and

WHEREAS, the Trust is required pursuant to section 352 of the USA PATRIOT ACT and regulations of the Department of Treasury thereunder to develop and implement an anti-money laundering compliance program ("AML Program") reasonably designed to prevent the Trust from being used to launder money or finance terrorist activities, including achieving and monitoring compliance with the applicable requirements of the Bank Secrecy Act, as amended, and implementing regulations of the Department of Treasury; and

WHEREAS, the Trust has no employees and does not itself conduct any operations relating to transactions with shareholders that could be the subject of an AML Program, and conducts such operations solely through its affiliated principal underwriter, JNLD; and

WHEREAS, JNLD is itself subject to the requirement under section 352 of the USA PATRIOT ACT to develop and implement an AML Program, and compliance with applicable regulations of the Department of the Treasury, including but not limited to the Office of Foreign Assets Control (OFAC) and JNLD has provided copies of its written policy and procedures to the Trust; and

WHEREAS, JNLD wishes to render the services hereunder to the Trust;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT AND ACCEPTANCE. The Trust hereby appoints JNLD as distributor of the Shares of the Funds set forth in the current prospectus(es) on the terms and for the period set forth in this Agreement, and JNLD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein.

2. GENERAL PROVISIONS.

     (a) In performing its duties as distributor, JNLD shall act in conformity with the registration statement of the Trust on Form N-1A (the "Registration Statement"), as amended from time to time and with any instructions received from the Board of Trustees of the Trust (the "Board of Trustees"), the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1940 Act, and all other applicable Federal and State laws and regulations.

     (b) JNLD has appointed a Chief Compliance Officer and has and will operate in compliance with the applicable requirements of NASD Conduct Rule 3013, and shall cooperate fully with the Trust and its designated officers and Chief Compliance Officer in fulfilling the Trust's obligations under Rule 38a-1 under the 1940 Act.

     (c) JNLD holds itself available to receive orders for the purchase or redemption of Shares and shall accept or reject orders to purchase or redeem such Shares on behalf of the Trust in accordance with the provisions of the Registration Statement, and shall transmit such orders as are so accepted to the Trust's transfer agent promptly for processing.

     (d) JNLD shall not be obligated to sell any certain number of Shares. However, the Trust and each Fund retain the right to make direct sales of its Shares without sales charges consistent with the terms of the then current prospectus(es) and statement(s) of additional information and applicable law, and to engage in other legally authorized transactions in its Shares which do not involve the sale of Shares to the general public. Such transactions are initiated by the Trust and may include the reorganization of the Trust or any Funds, and transactions involving the merger or combination of the Trust or any Funds with other trusts or funds.

     (e) Offering Price. Shares shall be offered for sale at a price equivalent to the net asset value per share of that series and class plus any applicable percentage of the public offering price as sales commission or as otherwise set forth in the Trust's then current prospectus(es). The Trust receives 100% of such net asset value. On each business day on which the New York Stock Exchange is open for business, the Trust shall furnish JNLD with the net asset value of the Shares of each available series and class which shall be determined in accordance with the Trust's then effective prospectus(es). All Shares shall be sold in the manner set forth in the Trust's then effective prospectus(es) and statement of additional information (the "SAI"), and in compliance with applicable law.

3. JNLD EXPENSES. During the term of this Agreement, JNLD shall bear all its expenses incurred in complying with this Agreement including the following expenses:

     (a) costs of sales presentations, preparation and delivery of advertising and sales literature, and any other marketing efforts by JNLD in connection with the distribution or sale of Shares;

     (b) any compensation paid to employees of JNLD in connection with the distribution or sale of the Shares; and

     (c) development, preparation, printing and mailing of prospectuses, SAIs or supplements, sales literature, other promotional material describing and/or relating to the Fund, and reports or communications which the Trust has prepared for distribution.

     Notwithstanding anything in this Agreement to the contrary, JNLD may be reimbursed for expenses or may pay for expenses incurred under this Agreement to the extent permitted by the terms of the Distribution Plans.

4. SALE OF SHARES BY JNLD

     (a) All orders received by JNLD and transmitted to the Trust shall be subject to acceptance and confirmation by the Trust.

     (b) JNLD shall be entitled to charge a sales commission on the sale or redemption, as appropriate, of each Fund and Class of Shares in the amount of any initial, deferred or contingent deferred sales charge as set forth in Subsection 6 below and the Trust's then effective prospectus(es). JNLD may allow any sub-agents or dealers such commissions or discounts from and not exceeding the total sales commission as JNLD shall deem advisable, so long as any such commissions or discounts are set forth in the Trust's current prospectus(es) to the extent required by the applicable Federal and State securities laws. JNLD may also make payments to sub-agents or dealers from JNLD's own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against the Fund or any series or class, and (b) the terms and conditions of any such payments are consistent with the Trust's prospectus(es) and applicable Federal and State securities laws and are disclosed in the Trust's prospectus(es) or SAI to the extent such laws may require.

5. DISTRIBUTION PLANS

     (a) As used herein, the term "12b-1 Fee" means the (1) distribution charges against Fund Class A Shares assets and Fund Class C Shares assets to reimburse certain distribution expenses that are intended to result in the sale of such Class A Shares and Class C Shares of the Funds and (2) service charges against Fund Class A Shares assets and Fund Class C Shares assets to compensate intermediaries for providing services or maintaining shareholder accounts.

     (b) In accordance with the terms of Class A Distribution Plan, JNLD shall provide distribution and other shareholder services for Class A Shares Funds of the types contemplated under Class A Distribution Plan and reviewed from time to time by the Board of Trustees with respect to the Class A Shares of the Funds shown in the current prospectus(es), and may arrange for and compensate others for providing or assisting in providing such distribution and shareholder services. The Trust, on behalf of each Fund of Class A Shares that is subject to the 12b-1 Fee as shown in the current prospectus(es) shall reimburse JNLD for (1) distribution expenses incurred in promoting the sale of the Fund's Class A Shares and (2) for shareholder services at rates of up to the maximum 12b-1 Fee rate per annum of the average daily net assets attributable to the Class A Shares provided for in the Class A Distribution Plan as it may be amended from time to time, and in current amounts as shown in the current prospectus(es). Each Fund's Class A Shares shall bear exclusively its own costs of such distribution and service fee reimbursements. Such distribution and service expenses and fees shall be calculated and accrued daily and paid within forty-five (45) days of the end of each fiscal quarter of the Fund. In no event shall such payments exceed JNLD's actual service expenses and fees for that quarter.

     (c) In accordance with the terms of Class C Distribution Plan, JNLD shall provide distribution and other shareholder services for Class C Shares Funds of the types contemplated under Class C Distribution Plan and reviewed from time to time by the Board of Trustees with respect to the Class C Shares of the Funds shown in the current prospectus(es), and may arrange for and compensate others for providing or assisting in providing such distribution and shareholder services. The Trust, on behalf of each Fund of Class C Shares that is subject to the 12b-1 Fee as shown in the current prospectus(es) shall reimburse JNLD for (1) distribution expenses incurred in promoting the sale of the Fund's Class C Shares and (2) for shareholder services at rates of up to the maximum 12b-1 Fee rate per annum of the average daily net assets attributable to the Class C Shares provided for in the Class C Distribution Plan as it may be amended from time to time, and in current amounts as shown in the current prospectus(es). Each Fund's Class C Shares shall bear exclusively its own costs of such distribution and services reimbursements. Such distribution and shareholder service expenses and fees shall be calculated and accrued daily and paid within forty-five (45) days of the end of each fiscal quarter of the Fund. In no event shall such payments exceed JNLD's actual distribution and service expenses and fees for that quarter.

     (d) The Trust's distribution and service fees, 12b-1 Fees, and the current level of payments to JNLD shall be as set out in Subsection 6 below and as provided for in the then current prospectuses of the Funds and the Trust, and shall take effect immediately upon the effectiveness of the Registration Statements or amendments thereto wherein they are described in detail. To the extent practicable, the Trust shall provide JNLD with copies of all filings of the Registration Statements or amendments thereto five (5) business days prior to filing, but in no event later than the date of filing with the SEC.

     (e) With respect to the sales commission on the redemption of Shares of each Fund and Class of Shares as provided in Subsection 4(b) above, the Trust shall cause the Trust's shareholder services agent (the
          "Transfer Agent") to withhold from redemption proceeds payable to holders of the Shares all Contingent Deferred Sales Charge ("CDSC") properly payable by such holders in accordance with the terms of the Trust's then current prospectus(es) and SAI(s). Upon receipt of an order for redemption, the Transfer Agent shall direct the Trust's custodian to transfer such redemption proceeds to a general trust account. The Trust shall then cause the Transfer Agent to pay over to JNLD or JNLD's assigns from the general trust account such CDSCs properly payable by such holders as promptly as possible after the settlement date for each such redemption of Shares. CDSCs shall be payable without offset, defense or counterclaim (it being understood that nothing in this sentence shall be deemed a waiver by us of any claim the Trust may have against JNLD.) JNLD may direct that the CDSCs payable to JNLD be paid to any other person, as permitted by applicable law.

     (f) As provided in each of the Distribution Plans, consistent with avoiding the layering of sales charges to investors, and subject to all of the other terms of the Distribution Plans, the Trust shall bear the distribution and service expenses, as provided above, of a registered management investment company in the form of a fund of funds, to the extent that the expenses are attributable to the fund of funds' sale of its shares and use of sale proceeds to purchase shares of the Trust.

6. RESERVATION OF RIGHT NOT TO SELL. The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

7. TERMS AND CONDITIONS OF SALES. Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of people which the Board may from time to time determine to be eligible to purchase such Shares.

8. ORDERS AND PAYMENT FOR SHARES. Orders for Shares shall be directed to the Fund's Transfer Agent, for acceptance on behalf of the Fund. At or prior to the time of delivery of any of the Trust's Shares, JNLD shall pay or cause to be paid to the custodian of the Fund's assets, for the Trust's account, an amount in cash equal to the net asset value of such Shares. Sales of Shares shall be deemed to be made when and where accepted by the Fund's Transfer Agent. The Fund's custodian and Transfer Agent shall be identified in its prospectus(es).

9. PURCHASES FOR JNLD'S OWN ACCOUNT. JNLD shall not purchase Trust Shares for JNLD's own account for purposes of resale to the public, but JNLD may purchase Shares for JNLD's own investment account upon JNLD's written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by the Trust.

10. SALE OF SHARES TO AFFILIATES. JNLD may sell Trust Shares at net asset value to certain of its, and the Trust's affiliated persons pursuant to the applicable provisions of the Federal securities statutes and rules or regulations thereunder (the "Rules and Regulations"), including Rule 22d-1 under the 1940 Act, as amended from time to time.

11. CONSTRUCTION OF AGREEMENT.

     (a) No provision of this Agreement is intended to or shall be construed as protecting JNLD against any liability to the Trust or to the Trust's security holders to which JNLD would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

     (b) Terms or words used in the Agreement, which also occur in the Declaration of Trust or Bylaws of the Trust, shall have the same meaning herein as given to such terms or words in the Declaration of Trust or Bylaws of the Trust.

12. CONDUCT OF BUSINESS. Other than the Trust's currently effective prospectus(es), JNLD shall not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. JNLD shall make available to the Trust with copies of all such materials prior to their use and no such material shall be published if the Trust shall reasonably and promptly object.

     JNLD shall comply with the applicable Federal and State laws and regulations where Trust Shares are offered for sale and conduct JNLD's affairs with the Trust and with dealers, brokers or investors in accordance with NASD Conduct Rules.

13. REDEMPTION OR REPURCHASE WITHIN SEVEN DAYS. If Shares are tendered to the Trust for redemption or repurchase by the Trust within seven (7) business days after JNLD's acceptance of the original purchase order for such Shares, JNLD shall revise the dollar amounts relevant to the Class A Distribution Plan and the Class C Distribution Plan accordingly.

14. EFFECTIVE DATE AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective at the date and time that the Trust's Post-Effective Amendment to its Registration Statement, reflecting the underwriting arrangements provided by this Agreement, shall become effective under the Securities Act, and shall, unless terminated as provided herein, continue in force for two (2) years from that date, and from year to year thereafter, provided that such continuance for each successive year is specifically approved in advance at least annually by either the Board of Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Funds or Class of Shares of the Trust and, in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval. As used in the preceding sentence, the words "interested persons" shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.

15. This Agreement may be terminated at any time by the Trust, any Fund, or Class without the payment of any penalty by giving JNLD at least thirty (30) days' previous written notice of such intention to terminate. This Agreement may be terminated by JNLD at any time by giving the Trust at least thirty (30) days' previous written notice of such intention to terminate.

16. This Agreement shall terminate automatically in the event of its assignment. As used in the preceding sentence, the word "assignment" shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

17. NOTICES. Notices of any kind to be given to JNLD by the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 8055 East Tufts Avenue, 10th Floor, Denver, CO 80237 or at such other address or to such individual as shall be specified by JNLD to the Trust. Notices of any kind to be given to the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951 or at such other address or to such individual as shall be specified by the Trust.

18. NON-EXCLUSIVITY. The services of JNLD to the Trust under this Agreement are not to be deemed exclusive, and JNLD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

19. REPORTS. JNLD shall prepare reports for the Board of Trustees on a quarterly basis or more frequent basis showing such information as shall be reasonably requested by the Board of Trustees from time to time and in compliance with the requirements relating to Rule 12b-1, as provided in the Distribution Plans for each Class of Shares, JNLD shall provide the distribution expenses reports separately from the service fees-related reports to the extent that expenses can be so identified.

20. INDEPENDENT CONTRACTOR. JNLD shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way other than as specifically set forth herein. It is understood and agreed that JNLD, by separate agreement with the Trust, may also serve the Trust in other capacities.

21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

22. GOVERNING LAW. This Agreement shall be governed by the laws of Michigan, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the Securities and Exchange Commission or any national or regional self-regulatory organization, such as the National Association of Securities Dealers.

23. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

24. AML PROGRAM. Pursuant to section 352 of the USA PATRIOT ACT, JNLD agrees to implement and operate an "AML" Program on behalf of the Trust (the "Trust AML Program") as such Program pertains to shareholder transactions effected through services provided by JNLD. JNLD agrees that the Trust AML Program will be reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve and monitor compliance with the applicable requirements of the Bank Secrecy Act (31 U.S.C. ss.ss. 5311 et seq.) and the implementing regulations of the Department of Treasury. JNLD represents that in addition to its obligations to the Trust pursuant to this Agreement it has established and will maintain a written AML Program as required by NASD Conduct Rule 3011.

25. RECORDS. JNLD agrees to maintain and preserve reasonable records pertaining to the implementation and operation of the Trust's AML Program. JNLD consents, upon reasonable notice, (a) to make information and records regarding the operation of the Trust's AML Program available to the Securities and Exchange Commission (the "SEC") for review and (b) to make the Trust's AML Program available for inspection by the SEC and to any other regulatory agency with jurisdiction over such programs.

26. MISCELLANEOUS. The addition or deletion of a Fund from the scope of this Agreement reflecting changes that have been formally approved by resolution by the Board of Trustees will not require approval by the Board of Trustees.

27. This Agreement shall supersede all Distribution Agreements and Amendments previously in effect between the parties. As used herein, the terms "net asset value," "offering price," "investment company," "open-end investment company," "principal underwriter," "interested person," and "majority of the outstanding voting securities" shall have the meanings set forth in the Securities Act or the 1940 act and the Rules and Regulations thereunder and the term "assignment" shall have the meaning as set forth in the 1940 Act and the Rules and Regulations thereunder.

28. INDEMNIFICATION. Nothing herein shall be deemed to protect JNLD against any liability to the Trust or to shareholders to which JNLD would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of JNLD's obligations and duties hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ATTEST:                            JNL INVESTORS SERIES TRUST

By: /s/ Kristen K. Leeman          By:    /s/ Mark D. Nerud
        Kristen K. Leeman          Name:  Mark D. Nerud
                                   Title: President and Chief Executive Officer


ATTEST:                            JACKSON NATIONAL LIFE
DISTRIBUTORS, INC.

By: /s/ Kristen K. Leeman          By:    /s/ James Livingston
        Kristen K. Leeman          Name:  James Livingston
                                   Title: Executive Vice President